Exhibit 99.1

Lennox International announces leadership change in Worldwide Refrigeration segment

      (DALLAS, TX — June 2, 2005) Lennox International Inc. (NYSE: LII) announced today that Harry J. Ashenhurst, chief administrative officer, LII, will assume the additional responsibility of president and chief operating officer of LII’s Worldwide Refrigeration business segment. Ashenhurst replaces Mike Schwartz, who has left the company to pursue other interests. An active internal and external search is underway and a permanent replacement will be named in the coming months.

      “We will take this opportunity to evaluate our internal and external options to ensure we position Worldwide Refrigeration for improved performance and growth,” said Bob Schjerven, CEO, LII.

      Ashenhurst has been with LII since 1989 when he joined the company as vice president, human resources. Throughout his career he has been charged with increasing responsibility and in 2000, was named chief administrative officer with responsibility for human resources, public relations, investor relations, government affairs, risk management, aviation, safety and campus facilities. In addition, he provides professional support to operations management of all three LII business segments — Heating and Cooling, Refrigeration, and Service Experts.

      “We will continue to move forward on our global strategy for our Refrigeration business segment and Harry has the leadership skills and understanding of our strategy to lead that effort,” said Schjerven.

      Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox International’s publicly available filings with the Securities and Exchange Commission. Lennox International disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.